EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—Ben Ederington

Westlake Chemical Corporation Announces Second Quarter 2017 Earnings

•	Record Vinyls quarterly income from operations of $143.3 million, increased 100% from the first quarter of 2017

•	Quarterly net income of $152.8 million and cash flow from operating activities of $322.3 million

•	Record quarterly sales and EBITDA of $1,979.2 million and $411.2 million, respectively
Westlake Chemical Corporation (NYSE: WLK) today reported net income for the three months ended June 30, 2017 of $152.8 million, or $1.17 per diluted share, on net sales of $1,979.2 million. Earnings per diluted share for the second quarter of 2017 was negatively impacted by pre-tax integration costs of $8.1 million, or $0.04 per diluted share, associated with the integration of Axiall following its acquisition in August 2016. Net income attributable to Westlake Chemical Corporation increased $41.7 million, or $0.32 per diluted share, compared to second quarter 2016 net income attributable to Westlake Chemical Corporation of $111.1 million, or $0.85 per diluted share, on net sales of $1,086.1 million. Net income for the second quarter of 2017 increased versus the prior year period primarily due to (1) earnings contributed by Axiall; (2) higher sales prices for our major products resulting in improved margins; (3) a lower second quarter 2017 effective tax rate primarily due to a lower estimated annual tax rate for 2017 as compared to the prior year; and (4) lower costs associated with planned turnarounds and unplanned outages. These increases were partially offset by higher interest expense due to an increased debt balance. Net sales for the second quarter of 2017 increased by $893.1 million compared to net sales for the second quarter of 2016, mainly due to sales contributed by Axiall and higher sales prices for our major products. Income from operations was $267.1 million for the second quarter of 2017 as compared to $179.9 million for the second quarter of 2016. The increase in income from operations for the second quarter of 2017 was mainly a result of earnings contributed by Axiall and higher sales prices for most of our major products.
Second quarter 2017 net income of $152.8 million, or $1.17 per diluted share, increased $14.6 million from the $138.2 million, or $1.06 per diluted share, reported in the first quarter of 2017. Net sales for the second quarter of 2017 of $1,979.2 million were higher than the $1,942.6 million reported in the first quarter of 2017. Income from operations for the second quarter of 2017 of $267.1 million was $31.8 million higher than the $235.3 million reported in the first quarter of 2017. Net income and income from operations in the second quarter of 2017 increased from the first quarter mainly due to higher sales prices for all of our major Vinyls products, partially offset by lower polyethylene sales volumes as well as increased costs associated with planned turnarounds and unplanned outages.

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For the six months ended June 30, 2017, net income attributable to Westlake Chemical Corporation was $291.0 million, or $2.23 per diluted share, on net sales of $3,921.8 million. This represents an increase in net income attributable to Westlake Chemical Corporation of $56.7 million, or $0.44 per diluted share, compared to the six months ended June 30, 2016 net income attributable to Westlake Chemical Corporation of $234.3 million, or $1.79 per diluted share, on net sales of $2,061.2 million. Net income for the six months ended June 30, 2017 increased versus the prior year period primarily due to (1) higher sales prices for our major products resulting in improved margins; (2) earnings contributed by Axiall; and (3) a lower effective tax rate for the six months ended June 30, 2017 primarily due to certain discrete tax adjustments and a lower estimated annual tax rate for 2017 as compared to the prior year. These increases were partially offset by higher interest expense due to an increased debt balance, pre-tax transaction and integration-related costs of approximately $16.3 million associated with the integration of Axiall, or $0.09 per diluted share. Net sales for the six months ended June 30, 2017 increased by $1,860.6 million compared to net sales for the six months ended June 30, 2016, mainly due to sales contributed by Axiall and higher sales prices for our major products. Income from operations was $502.4 million for the six months ended June 30, 2017 as compared to $382.2 million for the six months ended June 30, 2016. The increase in income from operations for the six months ended June 30, 2017 was mainly a result of earnings contributed by Axiall and higher sales prices for most of our major products, resulting in higher integrated product margins.
"We are pleased with our results for the second quarter of 2017 as we benefitted from strong demand for all of our major products and increasing prices in our Vinyls segment," said Albert Chao, President and Chief Executive Officer. "Thanks to the efforts of our employees, we are continuing to progress with the integration, improvement activities and synergies associated with the acquisition of Axiall. We believe the acquisition and continued investment will position us to fully leverage the improving Vinyls environment."
Net cash provided by operating activities was $322.3 million for the second quarter of 2017 and $479.7 for the first six months of 2017. Capital expenditures for the second quarter of 2017 were $146.6 million and $280.9 million for the first six months of 2017. As of June 30, 2017, we had cash, cash equivalents and restricted cash of $404.4 million and long-term debt was $3,489.9 million.
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $411.2 million for the second quarter of 2017 increased $155.8 million compared to EBITDA of $255.4 million in the second quarter of 2016. EBITDA for the second quarter of 2017 increased $20.6 million compared to EBITDA of $390.6 million in the first quarter of 2017. For the first six months of 2017, EBITDA of $801.8 million was $275.8 million higher than the EBITDA for the first six months of 2016 of $526.0 million. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

OLEFINS SEGMENT
The Olefins segment reported income from operations of $143.3 million in the second quarter of 2017, an increase of $2.7 million compared to income from operations of $140.6 million in the second quarter of 2016. This increase was mainly attributable to higher olefins integrated product margins, primarily due to higher sales prices for our major products and higher production rates. These increases were partially offset by lower sales volumes for polyethylene and styrene. The second quarter of 2016 was negatively impacted by our planned turnaround and expansion of OpCo's Lake Charles Petro 1 ethylene unit. Trading activity in the second quarter of 2017 resulted in a loss of $0.4 million as compared to a gain of $11.6 million in the second quarter of 2016.
The Olefins segment income from operations of $143.3 million for the second quarter of 2017 decreased $36.5 million from the $179.8 million reported in the first quarter of 2017, primarily due to lower polyethylene sales volumes and costs associated with the planned turnarounds and unplanned outages that occurred in the second quarter of 2017. Trading activity in the second quarter of 2017 resulted in a loss of $0.4 million as compared to a loss of $9.2 million in the first quarter of 2017.
The Olefins segment income from operations of $323.1 million for the six months ended June 30, 2017 increased by $33.3 million from $289.8 million for the six months ended June 30, 2016. This increase was mainly attributable to higher olefins integrated product margins, primarily due to higher sales prices for our major products and higher sales volume of ethylene co-products, higher production rates and lower costs associated with the turnaround and outages as compared to the prior-year period. These increases were partially offset by lower sales volumes for polyethylene and styrene. The six months ended June 30, 2016 was negatively impacted by the planned turnaround and expansion of OpCo's Lake Charles Petro 1 ethylene unit along with other unplanned outages. Trading activity in the six months ended June 30, 2017 resulted in a loss of $9.6 million as compared to a gain of $15.6 million in the six months ended June 30, 2016.

VINYLS SEGMENT
The Vinyls segment income from operations of $143.3 million in the second quarter of 2017 increased by $91.1 million from $52.2 million in the second quarter of 2016. This increase was mainly attributable to earnings contributed by Axiall and higher sales prices for PVC resin and caustic soda. These increases were partially offset by higher feedstock and energy prices during the quarter ended June 30, 2017, as compared to the prior-year period.
The Vinyls segment income from operations of $143.3 million for the second quarter of 2017 increased $71.9 million from the $71.4 million reported in the first quarter of 2017. This increase in income from operations was due to increased margins on our major products driven by higher North American and European sales prices and lower feedstock and energy costs.

The Vinyls segment income from operations of $214.8 million in the six months ended June 30, 2017 increased by $100.5 million from $114.3 million in the six months ended June 30, 2016. This increase was mainly attributable to the earnings contributed by Axiall and higher sales prices of PVC resin and caustic soda. These increases were partially offset by unabsorbed fixed manufacturing costs and other costs associated with the planned turnaround and expansion at the Calvert City facility and other planned turnarounds and unplanned outages during the six months ended June 30, 2017.

The statements in this release and the related teleconference relating to matters that are not historical facts, such as statements regarding future benefits of our investments, improving Vinyls business environments and potential synergies are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; Westlake's ability to realize anticipated benefits of the Axiall acquisition and to integrate Axiall's business; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC in February 2017.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Corporation
Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston, Texas. The company's range of products includes: ethylene, polyethylene, styrene, propylene, chlor-alkali and derivative products, PVC suspension and specialty resins, PVC Compounds, and PVC building products including siding, pipe, fittings and specialty components, windows, fence, deck and film. For more information, visit the company's Web site at www.westlake.com.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's first quarter 2017 results will be held Thursday, August 3, 2017 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (855) 760-8160, or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 57772493.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Thursday, August 10, 2017. To hear a replay, dial (855) 859-2056, or (404) 537-3406 for international callers. The replay passcode is 57772493.
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/wnj37dhe and the earnings release can be obtained via the company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

	(In thousands of dollars, except per share data)
Net sales	$1,979,161	$1,086,061	$3,921,777	$2,061,248
Cost of sales	1,573,327	844,695	3,148,800	1,564,297
Gross profit	405,834	241,366	772,977	496,951
Selling, general and administrative expenses	130,626	53,719	254,277	107,028
Transaction and integration-related costs	8,092	7,709	16,286	7,709
Income from operations	267,116	179,938	502,414	382,214
Interest expense	(38,972)	(5,915)	(78,748)	(12,600)
Other income (expense), net	(538)	8,181	4,533	10,826
Income before income taxes	227,606	182,204	428,199	380,440
Provision for income taxes	68,188	66,584	124,071	135,884
Net income	159,418	115,620	304,128	244,556
Net income attributable to noncontrolling interests	6,591	4,496	13,111	10,304
Net income attributable to Westlake Chemical Corporation	$152,827	$111,124	$291,017	$234,252
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$1.18	$0.85	$2.24	$1.80
Diluted	$1.17	$0.85	$2.23	$1.79

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WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2017	December 31, 2016

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$395,776	$459,453
Accounts receivable, net	1,095,808	938,743
Inventories	831,700	801,100
Prepaid expenses and other current assets	45,744	48,493
Restricted cash	8,607	160,527
Total current assets	2,377,635	2,408,316
Property, plant and equipment, net	6,316,731	6,420,062
Other assets, net	2,191,341	2,061,875
Total assets	$10,885,707	$10,890,253

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$1,030,921	$1,033,742
Current term loan, net	—	149,341
Long-term debt, net	3,489,900	3,678,654
Other liabilities	2,155,843	2,136,471
Total liabilities	6,676,664	6,998,208
Total Westlake Chemical Corporation stockholders' equity	3,840,837	3,523,629
Noncontrolling interests	368,206	368,416
Total equity	4,209,043	3,892,045
Total liabilities and equity	$10,885,707	$10,890,253

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2017	2016

	(In thousands of dollars)
Cash flows from operating activities
Net income	$304,128	$244,556
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	294,899	132,964
Deferred income taxes	14,962	102,990
Other balance sheet changes	(134,275)	(110,618)
Net cash provided by operating activities	479,714	369,892
Cash flows from investing activities
Additions to property, plant and equipment	(280,902)	(287,160)
Additions to cost method investment	(31,000)	—
Proceeds from sales and maturities of securities	—	302,432
Purchase of securities	—	(138,422)
Other, net	1,429	(3,267)
Net cash used for investing activities	(310,473)	(126,417)
Cash flows from financing activities
Debt issuance costs	(376)	(9,700)
Dividends paid	(49,315)	(47,317)
Distributions to noncontrolling interests	(16,033)	(8,084)
Proceeds from issuance of notes payable	3,544	3,842
Proceeds from drawdown on revolver	175,000	—
Restricted cash associated with term loan	154,000	—
Repayment of term loan	(150,000)	—
Repayment of notes payable	(4,901)	(8,626)
Repayment of revolver	(360,000)	—
Repurchase of common stock for treasury	—	(67,404)
Other	1,477	800
Net cash used for financing activities	(246,604)	(136,489)
Effect of exchange rate changes on cash and cash equivalents	13,686	1,486
Net increase (decrease) in cash and cash equivalents	(63,677)	108,472
Cash and cash equivalents at beginning of the period	459,453	662,525
Cash and cash equivalents at end of the period	$395,776	$770,997

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

	(In thousands of dollars)
Net external sales
Olefins	$489,234	$494,484	$1,032,229	$925,504
Vinyls	1,489,927	591,577	2,889,548	1,135,744
	$1,979,161	$1,086,061	$3,921,777	$2,061,248
Income (loss) from operations
Olefins	$143,277	$140,564	$323,095	$289,799
Vinyls	143,320	52,208	214,761	114,324
Corporate and other	(19,481)	(12,834)	(35,442)	(21,909)
	$267,116	$179,938	$502,414	$382,214
Depreciation and amortization
Olefins	$35,175	$30,236	$76,215	$58,933
Vinyls	106,822	36,268	214,095	72,555
Corporate and other	2,633	746	4,589	1,476
	$144,630	$67,250	$294,899	$132,964
Other income (expense), net
Olefins	$588	$1,093	$1,738	$2,606
Vinyls	(1,534)	4,466	2,058	2,949
Corporate and other	408	2,622	737	5,271
	$(538)	$8,181	$4,533	$10,826

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2017	2016	2017	2016

	(In thousands of dollars)
Net cash provided by operating activities	$157,394	$322,320	$240,957	$479,714	$369,892
Changes in operating assets and liabilities and other	(18,957)	(141,667)	(80,984)	(160,624)	(22,346)
Deferred income taxes	6,273	(21,235)	(44,353)	(14,962)	(102,990)
Net income	$144,710	$159,418	$115,620	$304,128	$244,556
Add:
Depreciation and amortization	150,269	144,630	67,250	294,899	132,964
Interest expense	39,776	38,972	5,915	78,748	12,600
Provision for income taxes	55,883	68,188	66,584	124,071	135,884
EBITDA	$390,638	$411,208	$255,369	$801,846	$526,004

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Second Quarter 2017 vs. Second Quarter 2016		Second Quarter 2017 vs. First Quarter 2017
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+7.8%	-8.8%	-3.1%	-6.8%
Vinyls	+8.9%	+143.0%	+4.7%	+1.7%
Company	+8.4%	+73.9%	+2.6%	-0.7%

Average Quarterly Industry Prices (1)

	Quarter Ended
	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017
Ethane (cents/lb)	6.8	6.3	8.0	7.8	8.3
Propane (cents/lb)	11.7	11.2	13.7	16.9	14.9
Ethylene (cents/lb) (2)	25.9	32.5	28.2	31.2	27.6
Polyethylene (cents/lb) (3)	67.0	68.7	65.3	67.3	69.0
Styrene (cents/lb) (4)	65.2	66.8	69.3	85.6	84.4
Caustic soda ($/short ton) (5)	611.7	660.8	725.0	733.3	788.3
Chlorine ($/short ton) (6)	296.7	304.2	305.0	305.0	325.0
PVC (cents/lb) (7)	55.5	56.5	57.2	60.2	62.5
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(1)	Industry pricing data was obtained from IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)	Represents average North American net transaction prices of polyethylene low density GP-Film grade over the period as reported by IHS Chemical.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)
Represents average North American contract prices of PVC over the period as reported by IHS Chemical. Effective January 1, 2017, IHS Chemical made a non-market downward adjustment of 15 cents per pound to PVC prices. For comparability, we adjusted each prior-year period's PVC price downward by 15 cents per pound consistent with the IHS Chemical non-market adjustment.

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